EXHIBIT 3.1

Amended and Restated Articles of Incorporation of Registrant dated April 19, 2011.

Entity #: 112672 Date Filed: 04/21/2011 Carol Aichele Acting Secretary of the Commonwealth PENNSYLVANIA DEPARTMENT OF STATE CORPORATION BUREAU Articles of Amendment-Domestic Corporation (15 Pa.C.S.) Business Corporation (§ 1915) Nonprofit Corporation (§ 5915) Name James J. Tanous Address 100 Erie Insurance Place City Erie State PA Zip Code 16530 Document will be returned to the name and address you enter to the left. Fee $70 In compliance with the requirements of the applicable provisions (relating to articles of amendment), the undersigned, desiring to amend its articles, herby states that: 1. The name of the corporation is: Erie Indemnity Company 2. The (a) address of this corporation’s current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department): (a) Number and Street 100 Erie Insurance Place City Erie State Pennsylvania Zip 16530-0001 County Erie (b) Name of Commercial Registered Office Provider County c/o 3. The statute by or under which it was incorporated: An act to provide for the incorporation and regulation of certain corporations approved April 29, 1874. 4. The date of its incorporation: April 17, 1925 5. Check, and if appropriate complete, one of the following: The amendment shall be effective upon filing these Articles of Amendment in the Department of State. The amendment shall be effective on: Date at Hour Commonwealth of Pennsylvania ARTICLES OF AMENDMENT-BUSINESS 8 Page(s)T1111624025 2011 Apr 21 PM 4:12 PA. DEPT. OF STATE

DSCB: 15-1915/5915-2 6. Check one of the following: The amendment was adopted by the shareholders or members pursuant to 15 Pa.C.S.§ 1914(a) and (b) or § 5914(a). Applicable only to Sections 2,3 and 6, as described below. The amendment was adopted by the board of directors pursuant to 15 Pa.C.S.§ 1914(c) or § 5914(b). Applicable only to the restatement of the articles of Incorporation. 7. Check and if appropriate, complete one of the following: The amendment adopted by the corporation, set forth in full, is as follows The amendment adopted by the corporation is set forth is full in Exhibit a attached hereto and made a part hereof. Restated articles are attached. Sections 2,3 and 6 amended as set forth therein. 8. Check if the amendment restates the Articles: The restated Articles of Incorporation supersede the original articles and all amendments thereto. In Testimony Whereof, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 19th day of April 2011 Erie Indemnity Company Name of Corporation James J. Tanous, Executive Vice President, Secretary & General Counsel Title

EXHIBIT A

TO

ARTICLES OF AMENDMENT - DOMESTIC BUSINESS CORPORATION

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ERIE INDEMNITY COMPANY

In compliance with Section 1911(a)(5) of the Pennsylvania Business Corporation Law of 1988, as amended, the Articles of Incorporation of Erie Indemnity Company are amended and, as amended, restated in their entirety as follows:

1.                                    The name of the Corporation is ERIE INDEMNITY COMPANY.

2.                                    The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the Commonwealth of Pennsylvania, including, but not limited to, the conduct of an insurance business, whether directly or indirectly, as attorney-in-fact for the subscribers at Erie Insurance Exchange or other reciprocal insurance exchanges, or manager or administrator for stock or mutual insurance companies or risk retention groups, or agent or broker for insurance underwriting entities, or other activities related to any of the foregoing businesses or purposes.

3.                                    The address of the Corporation in the Commonwealth is 100 Erie Insurance Place, City of Erie, County of Erie, Pennsylvania 16530.  The Corporation shall be headquartered in the City of Erie, Pennsylvania, and the business of the Corporation may be transacted throughout the United States of America and in such other sovereign nations as the Board of Directors deems advisable.

4.                                    The Corporation is to exist perpetually.

5.                                    The Corporation was incorporated on April 17, 1925 under an Act to provide for the incorporation and regulation of certain corporations approved on April 29, 1874 and the several supplements thereto, now replaced by the Pennsylvania Business Corporation Law of 1988, as amended.

6.                                    The number of directors of the Corporation shall be determined in accordance with the Corporation’s Bylaws, as may be amended from time to time.

7.

(a)          The aggregate number of shares which the Corporation shall have authority to issue is Seventy Five Million (75,000,000) shares of Common Stock of no par value divided into Seventy Four Million Nine Hundred Ninety Six Thousand Nine Hundred Thirty (74,996,930) shares of Class A Common Stock (the “Class A Common Stock”) and Three Thousand Seventy (3,070) shares of Class B Common Stock (the “Class B Common Stock”), each share of Class A Common Stock to have a stated value of $.0292 per share and each share of Class B Common Stock to have a stated value of $70.00 per share.

(b)          Each share of Class A Common Stock outstanding at the time of the declaration of any dividend upon shares of Class B Common Stock shall be entitled to a dividend payable at the same time, to shareholders at the same record date, and in an amount at least equal to two-thirds of one percent of any dividend declared upon each share of Class B Common Stock.  The Corporation may declare and pay a dividend in respect of the Class A Common Stock without any requirement that any dividend be declared and paid in respect of the Class B Common Stock.  Under Section 1521(b)(3) of the Pennsylvania Business Corporation Law of 1988, the holders of Class A Common Stock shall have a specifically enforceable right to the declaration and payment of dividends as provided herein.

(c)          Upon written request by the holder of any share of Class B Common Stock and upon delivery to the Secretary of the Corporation of the certificate for any such share, the Corporation shall cancel said certificate and the shares represented thereby and issue to the owner thereof Two Thousand Four Hundred (2,400) shares of Class A Common Stock for each share of Class B Common Stock thus cancelled.  Any share of Class B Common Stock thus cancelled shall not be reissued.

(d)          Sole voting power is vested in the Class B Common Stock, and only the holders thereof shall be entitled to cast any vote in any meeting or informal action except insofar as any applicable law shall permit Class A Common Stock to vote as a class in regard to any change in the rights, preferences and privileges attaching to said Class A Common Stock.  Every holder of record of Class B Common Stock shall have the right, at every meeting of holders of Class B Common Stock, to one vote for each share standing in the holder’s name on the books of the Corporation, and no shareholder shall have any right to cumulate said shareholder’s votes in the election of directors.

(e)          Except as provided in subparagraph (c) hereof, the Corporation shall not issue any Class A Common Stock for cash without first offering said shares pro rata to the holders of Class A Common Stock then outstanding, at a definite price at not less than the par or the stated value thereof and upon terms duly fixed by the Board of Directors of the Corporation.  Such Class A Common stock which has been thus offered and which has not been subscribed for by said shareholders within the time duly fixed by the Board of Directors of the Corporation, may be offered thereupon to any person or persons at a price and upon terms not more favorable than those at which said shares were offered to such existing shareholders.

(f)           In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each holder of each outstanding share of Class A Common Stock and Class B Common Stock shall have the right to receive said shareholder’s ratable share of the assets and surplus funds of the Corporation available for distribution to shareholders, with each share of Class B Common Stock receiving the amount to which it would be entitled assuming each share of Class B Common Stock has been converted into Two Thousand Four Hundred (2,400) shares of Class A Common Stock.  With respect to any such distribution, the shares of Class A Common Stock and Class B Common Stock shall rank ratably equal.

(g)          Special meetings of the shareholders of the Corporation may be called at any time by shareholders entitled to cast at least twenty percent (20%) of the votes that all shareholders are entitled to cast at the particular meeting.  Any such special meeting shall be called, notice given to the shareholders and held in accordance with the provisions of Article II of the Corporation’s Bylaws.  The Board of Directors of the Corporation shall not adopt any provision in the Corporation’s Bylaws which is inconsistent with this subparagraph.

(h)          Any action required or permitted to be taken at a meeting of the holders of Class B Common Stock may be taken without a meeting if a consent or consents thereto signed by the holders of a majority of the Class B Common Stock then outstanding shall be filed in writing with the Secretary of the Corporation.

(i)            All or any classes and series of shares of Common Stock of the Corporation, or any part thereof, may be represented by certificates or be uncertificated.